Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-55753


              SUPPLEMENT TO THE PROSPECTUS DATED NOVEMBER 9, 1999

                         BARON CAPITAL PROPERTIES, L.P.

                 2,500,000 UNITS OF LIMITED PARTNERSHIP INTEREST

Baron Capital Properties,  L.P.         Pursuant to a Prospectus  dated November
7826 Cooper Road                        9,  1999,   we   commenced  an  exchange
Cincinnati,  Ohio 45242                 offering to issue up to 2,500,000  units
(513) 984-5001  (Telephone)             of limited  partnership  interest in our
(513) 984-4550 (Fax)                    company in exchange for units of limited
                                        partnership      interest     ("Exchange
                                        Partnership  Units") owned by individual
                                        partners in 23 limited partnerships (the
                                        "Exchange  Partnerships") which directly
                                        or   indirectly    own   equity   and/or
                                        subordinated  mortgage  interests in one
                                        or    more     residential     apartment
                                        properties. Pursuant to prior prospectus
                                        supplements,   we  have   extended   the
                                        exchange offering, most recently through
                                        March 10, 2000. We are now extending the
                                        exchange   offering  through  March  31,
                                        2000. We expect to close the offering on that date.

SEE "RISK FACTORS" IN THE PROSPECTUS BEGINNING ON PAGES 31 THROUGH 35 AND PAGES 48 THROUGH 68, RESPECTIVELY, FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFERING AND THE OWNERSHIP OF UNITS OF LIMITED PARTNERSHIP INTEREST IN BARON CAPITAL PROPERTIES, L.P. AND COMMON SHARES IN BARON CAPITAL TRUST, INTO WHICH SUCH UNITS ARE EXCHANGEABLE.

The  exchange  offering  commenced  on  November  23,  1999.  It was  originally scheduled to expire on January 31, 2000. Pursuant to prior prospectus supplements, we have extended the exchange offering, most recently through March 10, 2000. We have determined to further extend the expiration date of the exchange offering through March 31, 2000 (subject to further extension). As of March 10, 2000, limited partners holding 37,092.99 Exchange Partnership Units (or approximately 93.5% of the total outstanding units) have responded. Limited partners holding 36,801.99 Exchange Partnership Units (or 92.8% of the total outstanding units) have accepted the offering, and limited partners holding 291 units (or 7/10ths of 1% of the total outstanding units) have declined the offering.

Listed on the attached schedule is a breakdown of the results of the exchange offering as of the date of this prospectus supplement for each of the Exchange Partnerships. We will not complete the exchange offering in respect of any particular Exchange Partnership unless limited partners holding at least 90% of the units of limited partnership interest in that partnership affirmatively elect to accept the offering.

--------------------------------------------------------------------------------
THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES COMMISSIONS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

This prospectus supplement does not constitute an offer to exchange or a solicitation of an offer to exchange any of the Exchange Partnership Units. The exchange offering will only be made by delivery of the prospectus dated November 9, 1999 when accompanied by this prospectus supplement.

We electronically file documents such as annual and quarterly securities reports with the Securities and Exchange Commission. You may obtain these documents, as well as other information we file electronically, by visiting the Commission's website at http://www.sec.gov.

           The date of this prospectus supplement is March 10, 2000.

                                                                        SCHEDULE

--------------------------------------------------------------------------------------------------------------------------------

                                                         No. of Units         Percentage of       No. of Units     Percentage of
                                                         Accepting the         Outstanding       Declining the      Outstanding
Name of Exchange Partnership                           Exchange Offering           Units        Exchange Offering      Units
--------------------------------------------------------------------------------------------------------------------------------
Baron Strategic Investment Fund, Ltd.                       1,697.32               70.72%            30.00             1.25%


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Baron Strategic Investment Fund II, Ltd.                    1,600.00              100.00%               --               --


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Baron Strategic Investment Fund IV, Ltd.                    1,960.00               98.00%               --               --


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Baron Strategic Investment Fund V, Ltd.                     2,238.00               93.25%               --               --


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Baron Strategic Investment Fund VI, Ltd.                    2,153.58               90.11%               --               --


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Baron Strategic Investment Fund VIII,                       2,360.00               98.33%               --               --
Ltd.

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Baron Strategic Investment Fund IX, Ltd.                    2,364.00               98.50%               --               --


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Baron Strategic Investment Fund X, Ltd.                     2,250.00               93.75%            50.00             2.08%


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Baron Strategic Vulture Fund I, Ltd.                        1,710.00               95.00%               --               --


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Brevard Mortgage Program, Ltd.                                550.00               95.65%               --               --


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Central Florida Income Appreciation                         2,040.99               97.19%               --               --
Fund, Ltd.


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Florida Capital Income Fund, Ltd.                           1,534.00               95.04%               --               --


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Florida Capital Income Fund II, Ltd.                        1,860.00               93.00%               --               --


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Florida Capital Income Fund III, Ltd.                       1,368.00               85.50%           116.00             7.25%


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Florida Capital Income Fund IV, Ltd.                        3,420.00               93.96%               --               --


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Florida Income Advantage Fund I, Ltd.                         788.00               83.83%               --               --


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Florida Income Appreciation Fund I, Ltd.                      190.00              100.00%               --               --


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Florida Income Growth Fund V, Ltd.                          2,012.00               87.48%            90.00             3.91%


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Florida Opportunity Income Partners,                          800.00              100.00%               --               --
Ltd.

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GSU Stadium Student Apartments, Ltd.                        1,862.10              100.00%               --               --


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Lamplight Court of Bellefontaine                              630.00               90.00%               --               --
Apartments, Ltd.

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Midwest Income Growth Fund VI, Ltd.                           560.00               93.33%               --               --


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Realty Opportunity Income Fund VIII,                          854.00               90.47%             5.00              .53%
Ltd.

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                              Total                        36,801.99               92.77%           291.00              .70%

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